American High-Income Municipal Bond Fund

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$99,609
Class B	$283
Class C	$5,699
Class F1	$7,824
Class F2	$7,621
Total	$121,036
Class R-6	$3,742
Total	$3,742

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6679
Class B	$0.5586
Class C	$0.5511
Class F1	$0.6521
Class F2	$0.6896
Class R-6	$0.7057

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	154,863
Class B	399
Class C	10,532
Class F1	11,688
Class F2	14,653
Total	192,135
Class R-6	7,093
Total	7,093

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.22
Class B	$15.22
Class C	$15.22
Class F1	$15.22
Class F2	$15.22
Class R-6	$15.22